Exhibit 10.2

PURCHASE AND SALE AGREEMENT
[COTTAGE LIVING PORTFOLIO]

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into as of this 25th day of August, 2015 (the “Effective Date”), by and among WISCONSIN CAROLINA MANOR INVESTORS, LLC, an Illinois limited liability company, and CAROLINA MANOR ASSISTED LIVING OF APPLETON, LLC, an Illinois limited liability company (collectively, the “Carolina Seller”); WISCONSIN CARRINGTON MANOR INVESTORS, LLC, an Illinois limited liability company and CARRINGTON MANOR ASSISTED LIVING OF GREENBAY, LLC, an Illinois limited liability company (collectively, the “Carrington Seller”); WISCONSIN MARLA VISTA MANOR INVESTORS, LLC, an Illinois limited liability company, and MARLA VISTA MANOR ASSITED LIVING OF GREENBAY, LLC, an Illinois limited liability company (collectively, the “Marla Vista Manor Seller”), and WISCONSIN LANCASTER MANOR INVESTORS, LLC, a an Illinois limited liability company, and LANCASTER MANOR ASSISTED LIVING OF GREENBAY, LLC, an Illinois limited liability company (collectively, the “Lancaster Seller”, and collectively with the Carolina Seller, the Carrington Seller and the Marla Vista Manor Seller, “Seller”), and SUMMIT HEALTHCARE REIT, INC. a Maryland corporation, or its assignee (“Buyer”).

1.            Purchase and Sale. On the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer and Buyer shall purchase from Seller its interest in the following, which are hereinafter referred to collectively as the “Property”:

(a)           The improvements located each Seller’s Real Property, consisting of an assisted living and/or memory care facility as described in Schedule 1(a) attached hereto (singularly, a “Facility” and collectively, the “Facilities”), owned by each respective Seller, as applicable, and all right, title and interest of each Seller in and to the items described in (a) through (f) herein, as they pertain to such Seller’s Facility;

(b)           All of the real estate on which each Facility is situated, together with all tenements, easements, appurtenances, privileges, rights of way, and other rights incident thereto, all building and improvements and any parking lot to such Facility located thereon situated in the State of Wisconsin (the “State”), which is described in Exhibit A-1 (the “Carolina Real Property”), Exhibit A-2 (the “Carrington Real Property”), Exhibit A-3 (the “Marla Vista Manor Real Property”), and Exhibit A-4 (the “Lancaster Real Property”) attached hereto and made a part hereof by this reference (collectively, the “Real Property”);

(c)           All of the tangible personal property, inventory, equipment, machinery, vehicles, supplies including drugs and other supplies, spare parts, furniture, furnishings, warranty claims, contracts, including but not limited to supply contracts and contract rights, which are not being transferred), and all rights and title to the names under which each Facility operates, mailing lists, customer lists, vendor lists, resident files, books and records owned by the Seller, who may retain copies of same, and shall have reasonable access to such books and records after the Closing as required for paying taxes and responding to legal inquiry, as such personal property is described in Schedule 1(c) attached hereto (collectively, the “Personal Property”);

(d)           All transferable licenses, permits, certifications, assignable guaranties and warranties in favor of each Seller, approvals or authorizations and all assignable intangible property not enumerated herein which is used by each Seller in connection with that Seller’s Facility, and all other assets whether tangible or intangible.

(e)            All trade names or other names commonly used to identify the Facility and all goodwill associated therewith. The intent of the parties is to transfer to Buyer only such names and goodwill associated with each Facility itself and not with Seller or any affiliate of Seller, so as to avoid any interference with the unrelated business activities of Seller; and

(f)           All telephone numbers used in connection with the operation of each Facility, and to the extent not described above, all goodwill of each Seller associated with each Facility (the items described in clauses (e) and (f) above are collectively referred to as “Intangibles”).

2.            Excluded Assets. Seller shall retain the following assets (the “Excluded Assets”), which shall not be included in the definition of the “Property” under this Agreement: (i) Sellers’ rights arising under this Agreement; (ii) all cash, cash equivalents, deposit or operating accounts and accounts receivable as of the Closing Date; (iii) all rights to refunds of taxes, fees, assessments and charges for periods ending prior to the Closing Date; (iv) all refunds arising out of retrospective premium adjustments under insurance policies covering the Property or the operations thereof; (v) all casualty, general liability and other insurance policies which cover Seller, the Facility or the operations thereof; (vi) corporate or company minute books and seals; (vii) any and all books and records relating to any of the Excluded Assets; and (viii) other such property specifically set forth on Schedule 1 (a).

3.            Purchase Price; Deposits. The following shall apply with respect to the Purchase Price of the Property:

(a)           The purchase price (the “Purchase Price”) payable by Buyer to Seller for the Property is Eighteen Million Three Hundred Fifty Thousand and 00/100 Dollars ($18,350,000.00).

(b)           The Purchase Price as allocated to each Facility by Seller shall be set forth on Schedule 3 attached hereto and made a part hereof prior to the expiration of the Due Diligence Period.

(c)           Within two (2) business days after this Agreement is fully executed by the parties, Buyer shall deposit the sum of One Hundred Thousand and 00/100 Dollars ($100,000.00) as an earnest money deposit (“Initial Deposit”) with Commonwealth Land Title/Lawyers’ Title, at its office at 4100 Newport Place Drive, Suite 120, Newport Beach, California 92660, Attention: Debi Calmelat, at “Title Company” or “Escrow Agent”) and Escrow Agent will deposit it into an interest-bearing account with the interest for the benefit of Buyer. In addition, if Buyer has not terminated this Agreement on or before the expiration of the Due Diligence Period (defined below), then Buyer shall deposit with Escrow Agent an additional One Hundred Thousand and 00/100 Dollars ($100,000.00) (“Additional Deposit”) within three (3) business days following the expiration of the Due Diligence Period (the Initial Deposit and the Additional Deposit are collectively referred to as the “Deposits”). Interest earned on the Deposit shall be paid to the party entitled to such amount as provided in this Agreement.

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(d)           At Closing, the Deposit shall be credited against the Purchase Price and Buyer shall deposit the balance of the Purchase Price, plus or minus prorations, if applicable, in Cash to the Escrow Agent.

(e)           Buyer shall not assume or pay, and Seller shall continue to be responsible for, any and all debts, obligations and liabilities of any kind or nature, fixed or contingent, known or unknown, of Seller not expressly assumed by Buyer in this Agreement. Specifically, without limiting the foregoing, Buyer shall not assume any obligation, liability, cost, expense, claim, action, suit or proceeding pending as of the Closing, nor shall Buyer assume or be responsible for any subsequent claim, action, suit or proceeding arising out of or relating to any such other event occurring, with respect to the manner in which Seller conducted its business at the Facilities, on or prior to the date of the Closing Date. In addition, Buyer shall not assume successor liability obligations under any third party payer programs (including any State and County programs) or be responsible for recoupment’s, fines, or penalties required to be paid to such parties as a result of the operation of the Facilities prior to the Closing Date by Seller.

4.           Closing. The closing of the purchase and sale transactions pursuant to this Agreement (“Closing”) shall occur on the date (the “Closing Date”) that is the later of: (i) September 1, 2015, or (ii) thirty (30) days after the expiration of the Due Diligence Period. The Closing shall take place through Seller’s delivery of a Special Warranty Deed for each Facility and Buyer’s delivery of cash or immediately available funds through an escrow agreement (the “Escrow”) to be established with the Escrow Agent pursuant to form escrow instructions which shall be modified to be consistent with the terms and provisions of this Agreement, and which shall be mutually agreed upon by the parties hereto.

5.           Conveyance. Title to each Facility shall be conveyed to Buyer by a general warranty deed and bill of sale in form agreed to by the parties prior to the end of the Due Diligence Period, as defined herein. Fee simple indefeasible title to the Real Property and marketable title to the Personal Property, shall be conveyed from Seller to Buyer or Buyer’s nominee in “AS-IS, WHERE-IS” condition, free and clear of all liens, charges, easements and encumbrances of any kind, other than:

(a)           Liens for real estate taxes or assessments not yet due and payable;

(b)           The standard printed exceptions included in the PTR, as defined in Section 14(a) herein; unless objected to in writing by Buyer during the Due Diligence Period;

(c)           Such exceptions that appear in the PTR and that are either waived or approved by Buyer in writing pursuant to Section 14(b) herein;

(d)           Liens or encumbrances caused by the actions of Buyer but not those caused by the actions of Seller; and

(e)           Those matters identified as Permitted Exceptions pursuant to Section 14 herein.

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The items described in this Section 5 are sometimes collectively referred to as the “Permitted Exceptions.”

6.           Buyer’s Due Diligence.

(a)           Buyer shall have forty-five (45) days from the Effective Date to complete Buyer’s Due Diligence (the “Due Diligence Period”). During the Due Diligence Period, Seller shall permit the officers, employees, directors, agents, consultants, attorneys, accountants, lenders, appraisers, architects, investors and engineers designated by Buyer and representatives of Buyer (collectively, the “Buyer’s Consultants”) access to, and entry upon the Real Property and each Facility to perform its normal and customary due diligence, upon not less than five (5) days prior notice to Seller and only in the presence of a designated representative of Seller and shall only be accomplished in a manner designed to minimize any disruption or interference of the normal and customary activities at the Facility including, without limitation, the following (collectively, the “Due Diligence Items”):

(i)           Review of vendor contracts (“Contracts”) and leases (“Leases”) to which each Facility (or the Seller, on behalf of such Facility) are a party, as set forth on Schedule 8(f) attached hereto;

(ii)         Conduct environmental investigations (including a Phase 1 Environmental Audit);

(iii)        Inspection of the physical structure of each Facility;

(iv)        Review of current PTR, as defined in Section 14 herein, and underlying documents referenced therein;

(v)         Review of ALTA Surveys, as defined in Section 14 herein, for each Facility;

(vi)        Inspection of the books and records of each Facility and that portion of the Seller’s books and records which pertain to the Facilities;

(vii)       Review of the Due Diligence Items, as described in Schedule 6(a)(vii) attached hereto, to be provided by Seller within five (5) business days following the Effective Date;

(viii)      Conduct such other inspections or investigations as Buyer may reasonably require relating to the ownership, operation or maintenance of the Facilities;

(ix)         In accordance and with HIPPA and to the extent allowable thereunder, review of resident files, agreements, and any other documentation regarding the residents of the Facilities, which review shall in all events be subject to all applicable laws, rules and regulations concerning the review of medical records and other types of patient records; and

(x)           Review of files maintained by the Wisconsin Department of Health and Family Services relating to the Facilities; and

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(xi)         Review of all drawings, plans and specifications and all engineering reports for the Facilities in the possession of or readily available to Seller; and

(xii)        Seller will furnish copies of any environmental reports, property condition reports, title reports and ALTA Surveys (or surveys) that it currently has in its possession.

(xiii)       Review copies of currently effective written employment manuals or written employment policies and/or procedures have been provided to or for employees.

Notwithstanding the foregoing provisions of this Subsection, in the event Seller fails to deliver all Due Diligence Items listed in Schedule 6(a)(vii) on or before the time set forth herein, then the Due Diligence Period shall be deemed extended on a day-to-day basis until Seller completes such delivery of the Due Diligence Items to Buyer.

(b)           Buyer agrees and acknowledges that: (i) Buyer will not disclose the Due Diligence Items or any other materials received from Seller pursuant to this Agreement (the “Property Information”) or any of the provisions, terms or conditions thereof, or any information disclosed therein or thereby, to any party outside of Buyer’s organization, other than Buyer’s Consultants; (ii) the Property Information is delivered to Buyer solely as an accommodation to Buyer; (iii) Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of any matters set out in or disclosed by the Property Information; and (iv) except as expressly contained in this Agreement, Seller has not made and does not make any warranties or representations of any kind or nature regarding the truth, accuracy or completeness of the information set out in or disclosed by the Property Information.

(c)           All due diligence activities of Buyer at the Facilities shall be scheduled with Seller upon five (5) days prior notice. Reviews, inspections and investigations at the Facilities shall be conducted by Buyer in such manner so as not to disrupt the operation of the Facilities and shall only be conducted in the presence of a designated representative of the Seller and under no circumstances may Buyer or any of its representatives be permitted to discuss or speak with employees or residents of the Facilities without the prior approval of Seller in its reasonable discretion.

(d)           Within the Due Diligence Period, Buyer may, at its sole cost, obtain third party engineering and physical condition reports and Phase I Environmental Audits covering each Facility, certified to Buyer, prepared by an engineering and/or environmental consultants acceptable to Buyer; provided, no inspection by Buyer’s Consultants shall involve the taking of samples or other physically invasive procedures (such as a Phase II environmental audit) without the prior written consent of Seller, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall indemnify, defend (with counsel acceptable to Seller) and hold Seller and its employees and agents, and each of them, harmless from and against any and all losses, claims, damages and liabilities, without limitation, attorneys’ fees incurred in connection therewith) arising out of or resulting from Buyer’ or Buyer’s Consultant’s exercise of its right of inspection as provided for in this Section 6; provided, however, such indemnification shall not extend to matters merely discovered by Buyer and/ or the acts or omissions of Seller or any third party. The indemnification obligation of Buyer under this Section 6 shall survive the termination of this Agreement. Following any audit or inspection as provided for herein, Buyer shall promptly return the Real Property and the Facilities to the condition in which they existed immediately prior to such audit or inspection.

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(e)           If the results of the foregoing inspections and audits are not acceptable to Buyer in its sole and absolute discretion, Buyer may, upon notice to Seller given on or before 5:00 p.m. (Pacific Time) on the last day of the Due Diligence Period, terminate this Agreement, and in such event, neither party shall have any further rights and obligations under this Agreement, except for obligations which expressly survive the termination of this Agreement. Failure of Buyer to deliver written notice of approval prior to 5:00 p.m. (Pacific Time) on the last day of the Due Diligence Period shall be deemed to constitute Buyer’s disapproval of the matters described in this Section 6(a). If this Agreement shall be terminated prior to Closing, upon Seller’s request, Buyer shall promptly return or destroy all copies of the Due Diligence Items.

(f)           During the Due Diligence Period, Buyer shall obtain, at Buyer’s election, a third party inspection report with respect to each Facility (the Inspection Report”). If the Inspection Report recommends any critical repairs (the “Critical Repairs”) be made to any Facility, Buyer shall provide Seller with written notice of the same not less than five (5) business days prior to the expiration of the Due Diligence Period, and the Critical Repairs shall be listed on a new Schedule 6(f) to be attached to the Agreement. Upon receipt of such notice, Seller shall notify Buyer by written notice prior to the expiration of the Due Diligence Period of Seller’s election to (i) make such Critical Repairs prior to Closing, provided however, Seller’s obligation to pay for the costs of such Critical Repairs shall not exceed One Hundred Thousand Dollars ($100,000) total in the aggregate (the “Critical Repair Cap”); or (ii) not make the Critical Repairs, and at Closing the Purchase Price shall be reduced by the lesser of the following amounts: (A) the amount of the Critical Repair Cap, or (B) the cost of the Critical Repairs. If Seller elects to make such Critical Repairs, Seller shall make the Critical Repairs listed in the Inspection Report to the Facility at least ten (10) business days prior to the Closing. Seller shall deliver to Buyer a completion letter or similar notice documenting the completion of the repairs (the “Repair Completion Notice”) executed by Seller and Seller’s contractor and/or architect who performed and/or supervised the construction of the repairs. The Critical Repairs shall be constructed in a workmanlike manner and in accordance with all applicable laws.

7.           Prorations; Closing Costs; Possession; Post Closing Assistance.

(a)           On or before the Closing Date, Seller shall pay all taxes and assessments, including, without limitation, all special assessments, on the Property which are due and payable prior to the Closing Date. Unpaid taxes and assessments on the Property shall be prorated on an accrual basis as of the Closing Date based upon the most recent ascertainable assessed valuation, tax multipliers and tax rate. For purposes of calculating the tax proration, Buyer shall be deemed in title to the Property, and therefore responsible for taxes, on and after the Closing Date. Buyer shall have the right to direct Escrow Agent to charge Buyer’s operator on a separate closing statement with all taxes and assessments attributable to periods after the Closing Date pursuant to the terms of the lease between Buyer and Buyer’s operator entered into at Closing. All such proration shall be final and binding and not subject to further revision or adjustment.

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(b)           Except as set forth in subsection (a) above, there will be no other prorations between Buyer and Seller at the Closing, and Operator and Buyer’s operator, its successors and assigns, shall address the proration of all costs and expenses relating to the Facility pursuant to the OTA (as defined in Section 12(a)(v) below).

(c)           Seller shall pay any state, county and local transfer taxes arising out of the transfer of each Real Property.

(d)           Seller shall pay the cost of the standard owner’s title insurance policy, as described in this Agreement. Buyer shall pay the cost of any lender’s policy for Buyer’s lender, any title endorsements requested by Buyer and its lender and the cost of updating or obtaining new Surveys. Seller and Buyer shall split equally the fees of Escrow Agent. All other costs associated with title and survey matters shall be paid in accordance with County (and local) custom and practice in which each Real Property is located.

(e)           Buyer and Seller shall each pay their own attorney’s fees. Buyer shall pay for all costs of review of the Due Diligence Items and its additional due diligence inspection costs including, without limitation, the cost of any environmental reports.

(f)           On the Closing Date, each Seller shall transfer possession of its respective Facility to Buyer’s operator.

8.           Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that:

(a)           Legality.

(i)           Organization, Corporate Powers, Etc. Each Seller entity is duly organized, validly existing and in good standing under the laws of the State of Illinois. Each Seller has the full power, authority and legal right (A) to execute and deliver, and perform and observe the provisions of this Agreement and each Transaction Document, as defined herein, to which it is a party, (B) to transfer title to the Property to Buyer as required hereunder, and (C) to carry out the transactions contemplated hereby and by such other instruments to be carried out by such party.

(ii)         Due Authorization, Etc. This Agreement and the Closing Documents (collectively the “Transaction Documents”) have been, and each instrument provided for herein or therein to which Seller is a party will be, when executed and delivered as contemplated hereby authorized, executed and delivered by Seller and the Transaction Documents constitute, and each such instrument will constitute, when executed and delivered as contemplated hereby, legal, valid and binding obligations of Seller and enforceable in accordance with their terms.

(iii)        Governmental Approvals. To the best of each Seller’s knowledge, no consent, approval or other authorization (other than corporate or other organizational consents which have been obtained), or registration, declaration or filing with, any court or governmental agency or commission is required for the due execution and delivery of any of the Transaction Documents to which Seller is a party or for the validity or enforceability thereof against such party other than the recording or filing for recordation of the Special Warranty Deed (the “Deed”) in the form of Exhibit C hereto, which recordings shall be accomplished at Closing.

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(iv)        Other Rights. No right of first refusal, option or preferential purchase or other similar rights are held by any person with respect to any portion of the Property.

(v)         No Litigation. Except as set forth on Schedule 8(a)(v) attached hereto, neither Seller nor its registered agent for service of process has been served with summons with respect to any actions or proceedings pending or, to Seller’s actual knowledge, no such actions or proceedings are threatened, against Seller before or by any court, arbitrator, administrative agency or other governmental authority, which (A) individually or in the aggregate, are expected, in the reasonable judgment of Seller, to materially and adversely affect Seller’s ability to carry out any of the transactions contemplated by any of the Transaction Documents or (B) otherwise involve any portion of the Property including, without limitation, the Facilities.

(vi)        No Conflicts. Neither the execution and delivery of the Transaction Documents to which Seller is a party, compliance with the provisions thereof, nor the carrying out of the transactions contemplated thereby to be carried out by such party will result in (A) a breach or violation of (1) any material law or governmental rule or regulation applicable to Seller now in effect of which Seller has actual knowledge (2) any provision of any of Seller’s organizational documents, (3) any material judgment, settlement agreement, order or decree of any court, arbitrator, administrative agency or other governmental authority binding upon Seller, or (4) any material agreement or instrument to which Seller is a party or by which Seller or its respective properties are bound; (B) the acceleration of any obligations of Seller; or (C) the creation of any lien, claim or encumbrance upon any properties or assets of Seller.

(b)           Property.

As of the Effective Date and the Closing Date, except as set forth on Schedule 8(b):

(i)           Seller has no actual knowledge of and has not received any notice of outstanding deficiencies or work orders of any authority having jurisdiction over any portion of the Property;

(ii)         Seller has no actual knowledge of and has not received any notice of any claim, requirement or demand of any licensing or certifying agency supervising or having authority over the Facility to rework or redesign it in any material respect or to provide additional furniture, fixtures, equipment or inventory so as to conform to or comply with any law which has not been fully satisfied;

(iii)        Seller has not received any notice from any governmental authority of any material violation of any law applicable to any portion of the Real Property or to the Facilities;

(c)           Condemnation. There is no pending or, to the actual knowledge of Seller, threatened condemnation or similar proceeding or assessment affecting the Real Property, nor, to the actual knowledge of Seller, is any such proceeding or assessment contemplated by any governmental authority.

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(d)           Hazardous Substances. Except as disclosed on Schedule 8(d), which includes a list of all environmental reports provided by Seller to Buyer in connection with this Agreement (the “Seller Environmental Reports”), to Seller’s actual knowledge, there has been no production, storage, manufacture, voluntary or involuntary transmission, use, generation, treatment, handling, transport, release, dumping, discharge, spillage, leakage or disposal at, on, in, under or about the Real Property of any Hazardous Substances by Seller, or any affiliate or agent thereof, except in strict compliance with all applicable Laws. To Seller’s actual knowledge and except as disclosed on Schedule 8(d), there are no Hazardous Substances at, on, in, under or about the Real Property in violation of any Law, and to Seller’s actual knowledge, there is no proceeding or inquiry by any federal, state or local governmental agency with respect thereto. For purposes of this Agreement, “Hazardous Substances” shall mean any hazardous or toxic substances, materials or wastes, including, without limitation, those substances, materials and wastes listed in the United States Department of Transportation Table (49 CFR 172.1 01) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302 and amendments thereto) or such substances, materials and wastes which are or become regulated under any applicable local, state or federal law (collectively, “Laws”), including, without limitation, any material, waste or substance which is (i) a hazardous waste as defined in the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. § 6901 et seq.); (ii) a pollutant or contaminant or hazardous substance as defined in the Comprehensive Environmental Response. Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); (iii) a hazardous substance pursuant to § 311 of the Clean Water Act (33 U.S.C. § 1251, et seq., 33 U.S.C. § 1321) or otherwise listed pursuant to § 307 of the Clean Water Act (33 U.S.C. § 1317); (iv) a hazardous waste pursuant to § 1004 of the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.); (v) polychlorinated biphenyls (PCBs) as defined in the Federal Toxic Substance Control Act, as amended (15 U.S.C. § 2501 et seq.); (vi) hydrocarbons, petroleum and petroleum products; (vii) asbestos; (viii) formaldehyde or medical or biohazardous waste; (ix) radioactive substances; (x) flammables and explosives; (xi) any state statutory counterparts to those federal statutes listed herein; or (vii) any other substance, waste or material which could presently or at any time in the future require remediation at the behest of any governmental agency. Any reference in this definition to Laws shall include all rules and regulations which have been promulgated with respect to such Laws.

(e)           Brokers. Other than Blueprint Healthcare Real Estate (“Seller’s Broker”), neither Seller nor Buyer has dealt with any broker or finder in connection with the transactions contemplated hereby. Seller shall be responsible for payment of any commission and/or fee owed to Seller’s Broker. Each party represents and warrants to the other party that it has not dealt with any other broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby. Each party agrees to indemnify, protect, defend, protect and hold the other party harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from such indemnifying party’s breach of the foregoing representation. The provisions of this Section 8(e) shall survive the Closing or earlier termination of this Agreement.

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(f)           Leases and Contracts. Schedule 8(f) is a list of all Leases and Contracts relating to the Facilities to which Seller is a party or by which Seller may be bound. Each Seller has made or will promptly make available to Buyer true, complete and accurate copies of all Leases and Contracts including, without limitation, any modifications thereto. All of the Leases and Contracts are in full force and effect and to actual knowledge of Seller, without claim of material default there under, and, except as may be set forth on Schedule 8(f).

(g)           Financial Statements. Schedule 8(g) contains (i) the balance sheets of each Seller for the last three (3) fiscal years ending prior to the date of this Agreement (audited if available and unaudited to the extent audited statements are not available) and the unaudited balance sheets for each of the past three (3) fiscal quarters completed prior to the date of this Agreement and (ii) the related consolidated statements of income, results of operations, changes in members’ equity and changes in financial position with respect to each such period as compared with the immediately prior period (collectively, the “Financial Statements”). Seller has no knowledge that the Financial Statements taken as a whole do not (A) fairly present the financial condition and results of operation of each Seller for the periods indicated, (B) are not true, accurate, correct and complete in all material respects, and (C) except as stated in Schedule 8(g) (or in the notes to the Financial Statements) have been prepared in accordance with the Seller’s tax basis reporting, as consistently applied. Except as disclosed in Schedule 8(g), or otherwise disclosed in writing to Buyer, to Seller’s actual knowledge neither Seller, as to any Facility, nor any Facility is obligated for or subject to any material liabilities, contingent or absolute, and whether or not such liabilities would be disclosed in accordance with tax basis reporting, and Schedule 8(g) sets forth all notes payable, other long term indebtedness and, to Seller’s actual knowledge, all other liabilities to which the Facilities and the Real Property are or at Closing (and following Closing) will be subject, other than new indebtedness obtained by Buyer in connection with its purchase of the Property. Seller has received no notice of default under any such instrument. Buyer acknowledges that Seller’s Management Company prepares and supplies Seller with the financial information for the Facilities, which information is then consolidated by Seller’s financial professionals into the Financial Statements.

(h)           Interests in Competitors, Suppliers and Customers. Except as set forth on Schedule 8(h), or in Schedule 1(a) as constituting a part of the Facilities, Seller does not have any interest in any property used in the operation of, or holds an interest in, any competitor, supplier or customer of Seller or the Facilities.

(i)           No Foreign Persons. Neither Seller nor its members is a foreign person within the meaning of Sections 897 or 1445 of the Code, nor is Seller a U.S. Real Property Holding Company within the meaning of Section 897 of the Code.

(j)           Licensure. As of the date hereof, except as set forth on Schedule 8(j) attached hereto, there is no action pending or, to the actual knowledge of Seller, recommended by the appropriate state agency to revoke, withdraw or suspend any license to operate the Facilities, or certification of the Facilities, or any material action of any other type with regard to licensure or certification. Each Facility is operating and functioning as an assisted living and/or memory care facility without any waivers from a governmental agency affecting such Facility except as set forth in Schedule 8(j), and is fully licensed for a Community Based Residential Facility by the State for the number of beds and licensure category set forth in Schedule 1(a) hereto. Schedule 8(j) attached hereto contains a complete and accurate list of all life safety code waivers or other waivers affecting each Facility.

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(k)          Regulatory Compliance.

(i)           Each Seller has duly and timely filed all reports and other items required to be filed (collectively, the “Reports”) with respect to any cost based or other form of reimbursement program or any other third party payor (including without limitation, medically indigent assistance, Blue Cross, Blue Shield, any health maintenance, preferred provider, independent practice or other healthcare related organizations, peer review organizations, or other healthcare providers or payors) (collectively, “Payors”) and have timely paid all amounts shown to be due thereon except as may be the subject of appropriate protest or review . At the time of filing, to each Seller’s actual knowledge, each Report was true, accurate and complete. To Seller’s actual knowledge, all rights and obligations of the Facilities or Seller under such Reports are accurately reflected or provided for in the Financial Statements.

(ii)         Except as set forth in Schedule 8(k) attached hereto, (A) no Seller has actual knowledge that it is delinquent in the payment of any amount due under any of the Reports for the Facilities, (B) there are no written or threatened proposals by any Payors for collection of amounts for which Seller or any Facility could be liable, (D) there are no current or pending claims, assessments, notice, proposal to assess or audits of Seller or any Facility with respect to any of the Reports, and, to Seller’s actual knowledge, no such claims, assessments, notices, or proposals to assess or audit are threatened, and (D) no Seller has executed any presently effective waiver or extension of the statute of limitations for the collection or assessment of any amount due under or in connection with any of the Reports with respect to any Facility.

(iii)        Except as set forth in Schedule 8(k) attached hereto, no Seller has received notice of failure to comply with all applicable Laws, settlement agreements, and other agreements with any state or federal governmental body relating to or regarding any Facility (including all applicable environmental, health and safety requirements), and Seller has and maintains all permits, licenses, authorizations, registrations, approvals and consents of governmental authorities and all health facility licenses, accreditations, Payor certifications necessary for its activities and business including the operation of each Facility as currently conducted. Each health facility license, Payor certifications, provider agreement and other agreements with any Payors is in full force and effect without any waivers of any kind (except as disclosed in Schedule 8(k)) and has not been amended or otherwise modified, rescinded or revoked or assigned nor, to Seller’s actual knowledge, (A) is there any threatened termination, modification, recession, revocation or assignment thereof, (B) no condition exists nor has any event occurred which, in itself or with the giving of notice, lapse of time or both would result in the suspension, revocation, termination, impairment, forfeiture, or non-renewal of any governmental consent applicable to Seller or to any Facility or of any participation or eligibility to participate in any Payor program and (C) there is no claim that any such governmental consent, participation or contract is not in full force and effect.

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(l)           Regulatory Surveys. Seller shall deliver to Buyer, in the manner required pursuant to the terms of this Agreement, complete and accurate copies of the survey or inspection reports made by any governmental authority with respect to each Facility during the calendar years 2012, 2013, 2014 and year-to-date 2015. To the best of Seller’s knowledge, after diligent investigation, and except as shown on Schedule 8(l), all exceptions, deficiencies, violations, plans of correction or other indications of lack of compliance in such reports have been fully corrected and there are no bans or limitations in effect, pending or threatened with respect to admissions to any Facility nor any licensure curtailments in effect, pending or threatened with respect to any Facility. Seller shall continue to deliver all such surveys, inspection reports as and when same are received and/or filed as the case may be prior to the Closing.

(m)           Licensed Bed/Current Rate Schedule. As of the Effective Date, Schedule 8(m) sets forth (i) the number of licensed beds and the number of operating beds in the Facility, (ii) the current standard private rates charged by each Facility to all of its residents, and (iii) the number of beds or units presently occupied in, and the occupancy percentage at, the Facility, including the current rates charged by each Facility for each such occupied bed or unit. No Seller has any life care arrangement in effect with any current or future resident.

(n)           Operations. Each Facility is equipped in its usual and customary manner and each Facility includes sufficient and adequate numbers of furniture, furnishings, equipment, consumable inventory, and supplies to operate such Facility as each is presently operated by Seller. Personal Property used to operate each Facility and to be conveyed to Buyer is free and clear of liens, security interests, encumbrances, leases and restrictions of every kind and description, except for Permitted Encumbrances and any liens, security interests and encumbrances to be released at Closing.

(o)           Supplementation of Schedules; Change in Representations and Warranties. Seller shall have the continuing right and obligation to supplement and amend the Schedules herein on a regular basis including, without limitation, Schedule 8(g), and Seller’s warranties and representations required hereunder, as necessary or appropriate (i) in order to make any representation or warranty not materially misleading due to events, circumstances or the passage of time or (ii) with respect to any materially adverse matter hereafter arising or discovered up to and including the Closing Date, but Buyer shall not be deemed to have approved such supplemental Schedules unless Buyer expressly acknowledges approval of same in writing. In the event Seller amends any such Schedules, or Buyer or Seller gains actual knowledge prior to the Closing that any representation or warranty made by the other party contained in this Section 8 is otherwise untrue or inaccurate, such party shall, within five (5) days after gaining such actual knowledge but in any event prior to the Closing, provide the other party with written notice of such inaccuracy, whereupon the noticed party shall promptly commence, and use its best efforts to prosecute to completion, the cure of such matter, to the extent any such matter is curable. If any such matter is not curable within reason and is material, in Buyer’s reasonable business judgment, Buyer shall have the right to terminate this Agreement upon written notice to Seller within five (5) business days of receipt or delivery of such notice, as applicable, on the same basis as set forth in Section 13(a) if during the Due Diligence Period and in Section 13(b)(ii) herein if after expiration of the Due Diligence Period.

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(p)           Survival of Representations and Warranties; Updates. The representations and warranties of Seller in this Agreement shall not be merged with the Deeds at the Closing and shall survive the Closing for the period of one (1) year provided such warranties shall be deemed made as of the date provided.

(q)           Buyer Acknowledgement; “AS-IS”. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT SIGNED BY SELLER AND DELIVERED TO BUYER AT THE CLOSING, NEITHER SELLER, NOR ANYONE ACTING FOR OR ON BEHALF OF SELLER, HAS MADE ANY REPRESENTATION, WARRANTY, PROMISE OR STATEMENT, EXPRESS OR IMPLIED, TO PURCHASER, OR TO ANYONE ACTING FOR OR ON BEHALF OF BUYER, CONCERNING THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE USE OR DEVELOPMENT THEREOF. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT, IN ENTERING INTO THIS AGREEMENT, BUYER HAS NOT RELIED ON ANY REPRESENTATION, WARRANTY, PROMISE OR STATEMENT, EXPRESS OR IMPLIED, OF SELLER, OR ANYONE ACTING FOR OR ON BEHALF OF SELLER, OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT. EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS IN THIS AGREEMENT AND IN ANY AGREEMENT SIGNED BY SELLER AND DELIVERED TO BUYER AT THE CLOSING, BUYER IS PURCHASING THE PROPERTY IN AN “AS-IS” AND “WITH ALL FAULTS” PHYSICAL CONDITION AND IN AN “AS-IS” AND “WITH ALL FAULTS” STATE OF REPAIR. EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS IN THIS AGREEMENT OR IN ANY DOCUMENT SIGNED BY SELLER AND DELIVERED TO BUYER AT THE CLOSING, (i) ALL MATTERS OF CONCERN TO BUYER SHALL BE INDEPENDENTLY VERIFIED PRIOR TO THE CLOSING TO THE EXTENT REASONABLY POSSIBLE AND (ii) BUYER SHALL PURCHASE THE PROPERTY BASED ON BUYER’S OWN PRIOR DUE DILIGENCE INVESTIGATIONS, INSPECTIONS AND EXAMINATIONS OF THE PROPERTY (OR BUYER’S ELECTION NOT TO DO SO). EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS IN THIS AGREEMENT OR IN ANY DOCUMENT SIGNED BY SELLER AND DELIVERED TO BUYER AT THE CLOSING, BUYER WAIVES, EFFECTIVE AS OF THE CLOSING, AND SELLER DOES HEREBY DISCLAIM, ALL WARRANTIES OF ANY TYPE OR KIND WHATSOEVER WITH RESPECT TO THE PROPERTY, INCLUDING, BY WAY OF DESCRIPTION BUT NOT LIMITATION, THOSE OF FITNESS FOR A PARTICULAR PURPOSE AND USE, TENANTABILITY OR HABITABILITY. NOTHING IN THIS SECTION 8(r) SHALL BE CONSTRUED TO WAIVE, NEGATE, LIMIT OR DIMINISH SELLER’S EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS IN THIS AGREEMENT OR ANY DOCUMENT SIGNED BY SELLER AND DELIVERED TO BUYER AT THE CLOSING. BUYER IS A SOPHISTICATED BUYER WHICH IS FAMILIAR WITH THE OWNERSHIP AND OPERATION OF HEALTH CARE, SKILLED NURSING AND ASSISTED LIVING FACILITIES AND REAL ESTATE PROJECTS SIMILAR TO THE PROPERTY. THIS SECTION 8(r) SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT OR THE CLOSING DATE AND SHALL NOT BE DEEMED TO HAVE MERGED INTO ANY OF THE DOCUMENTS EXECUTED OR DELIVERED AT CLOSING.

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For purposes of this Agreement, the phrase “to Seller’s actual knowledge” or words of similar import shall mean the actual knowledge of Jeffrey Davis. Seller represents that Jeffrey Davis is the most knowledgeable person regarding the Property and the operations of each Facility.

9.           Representations and Warranties of Buyer. Buyer hereby warrants and represents to Seller that:

(a)           Organization, Corporate Powers, Etc. Buyer is a corporation, validly existing and in good standing under the laws of the State of Maryland, and is duly qualified and in good standing in each other state or jurisdiction in which the nature of its business requires the same except where a failure to be so qualified does not have a material adverse effect on the business, properties, condition (financial or otherwise) or operations of that person. Buyer has full power, authority and legal right (i) to execute and deliver, and perform and observe the provisions of this Agreement and each Transaction Document to which it is a party, and (ii) to carry out the transactions contemplated hereby and by such other instruments to be carried out by Buyer pursuant to the Transaction Documents.

(b)           Due Authorization, Etc. The Transaction Documents have been, and each instrument provided for herein or therein to which Buyer is a party will be, when executed and delivered as contemplated hereby, duly authorized, executed and delivered by Buyer and the Transaction Documents constitute, and each such instrument will constitute, when executed and delivered as contemplated hereby, legal, valid and binding obligations of the Buyer enforceable in accordance with their terms.

(c)           Governmental Approvals. To Buyer’s actual knowledge, no consent, approval or other authorization (other than corporate or other organizational consents which have been obtained), or registration, declaration or filing with, any court or governmental agency or commission is required for the due execution and delivery of any of the Transaction Documents to which Buyer is a party or for the validity or enforceability thereof against such party.

(d)           No Litigation. Except as set forth on Schedule 9(d) attached hereto, neither Buyer nor its registered agent for service of process has been served with summons with respect to any actions or proceedings pending or, to Buyer’s actual knowledge, no such actions or proceedings are threatened, against Buyer before or by any court, arbitrator, administrative agency or other governmental authority, which individually or in the aggregate, are expected, in the reasonable judgment of Buyer, to materially and adversely affect Buyer’s ability to carry out any of the transactions contemplated by any of the Transaction Documents.

(e)           No Conflicts. Neither the execution and delivery of the Transaction Documents to which Buyer is a party, compliance with the provisions thereof, nor the carrying out of the transactions contemplated thereby to be carried out by such party will result in (i) a breach or violation of (A) any material law or governmental rule or regulation applicable to Buyer now in effect, (B) any provision of any Buyer’s organizational documents, (C) any material judgment, settlement agreement, order or decree of any court, arbitrator, administrative agency or other governmental authority binding upon Buyer, or (D) any material agreement or instrument to which Buyer is a party or by which Buyer or its respective properties are bound; (ii) the acceleration of any obligations of Buyer; or (iii) the creation of any lien, claim or encumbrance upon any properties or assets of Buyer.

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(f)           No Misstatements, Etc. To the best of Buyer’s knowledge, neither the representations and warranties of Buyer stated in this Agreement, including the Exhibits and the Schedules attached hereto, nor any certificate or instrument furnished or to be furnished to Seller by Buyer in connection with the transactions contemplated hereby, contains or will contain any untrue or misleading statement of a material fact.

(g)           Survival of Representations and Warranties; Updates. The representations and warranties of Buyer in this Agreement shall not be merged with the Deeds at the Closing and shall survive the Closing for the period of one (1) year.

10.         Covenants of Seller. Seller covenants with respect to the Facilities as follows:

(a)           Pre-Closing. Between the date of this Agreement and the Closing Date, except as contemplated by this Agreement or with the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed:

(i)           Seller shall operate the Facilities diligently, in accordance with the its obligations under its lease or other arrangement with Seller, and only in the ordinary course of business and consistent with past practice.

(ii)         Seller shall not make any material change in the operation of any Facility, and shall not sell or agree to sell any items of machinery, equipment or other assets of the Facility, or otherwise enter into any agreement affecting any Facility, except in the ordinary course of business;

(iii)        Seller shall not enter into any Lease or Contract or commitment affecting any Facility, except for Leases or Contracts entered into in the ordinary course of business;

(iv)        During normal business hours and consistent with Section 6(c) herein, Seller shall provide Buyer or its designated representative with access to the Facility upon prior notification and coordination with Seller; as provided for herein, Buyer shall not materially interfere with the operation of any Facility. At such times, upon prior written notice, Seller shall permit Buyer to inspect the books and records of each Facility;

(v)         Within five (5) business days following the execution of this Agreement by the parties, Seller shall deliver to Buyer the due diligence items described on the Due Diligence List attached hereto as Schedule 6(a)(vii) (the “Due Diligence Items”); provided, in the event certain Due Diligence Items (“Unavailable Items”) are not readily accessible to Seller, Seller may identify the Unavailable Items by written notice to Buyer within such five (5) business day period and shall use its best efforts to deliver all Unavailable Items to Buyer as promptly as possible, but in no event more than ten (10) business days following the execution of this Agreement. If Buyer requests additional items not included on Schedule 6(a)(vii), it will do so by written request delivered by Seller and Seller will use its best efforts to provide such information within five (5) business days within receipt of the request; and, provided further, Seller shall continue to cause Operator to deliver to Buyer, following the expiration of the Due Diligence Period, financial reports showing, among other things, the EBITDAR (defined below) for the Facilities for the trailing twelve (12) month annualized operations for any given period. The term “EBITDAR” means “earnings before interest, taxes, depreciation, amortization and rent and reserves (reserves meaning additions to capital reserves and any capital expense.

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(vi)        Seller shall not move residents from any Facility, except (a) to any other Facility which is owned by Seller and constitutes part of the Property as defined herein, (b) for health treatment purposes or otherwise at the request of the resident, family member or other guardian or (c) upon court order or the request of any governmental authority having jurisdiction over such Facility;

(vii)       Seller shall use reasonable efforts to retain the services and goodwill of the employees of Seller until the Closing;

(viii)      Seller shall maintain in force the existing hazard and liability insurance policies, or comparable coverage, for each Facility as are in effect as of the date of this Agreement;

(ix)         Seller shall file all returns, reports and filings of any kind or nature, including but not limited to, cost reports referred to in this Agreement, required to be filed by Seller on a timely basis and shall timely pay all taxes or other obligations and liabilities or recoupments which are due and payable with respect to each Facility in the ordinary course of business with respect to the periods Seller operated each Facility, except to the same such amounts are being properly protested or contested;

(x)           Seller shall (a) to maintain all required operating licenses in good standing, (b) operate each Facility in accordance with its current business practices and (c) promptly notify Buyer in writing of any notices of material violations or investigations received from any applicable governmental authority;

(xi)         Seller shall make all usual and customary repairs, maintenance and replacements required to maintain its Facility in substantially the same condition as on the date of Buyer’s inspection thereof, ordinary wear and tear excepted;

(xii)        Seller shall promptly notify Buyer in writing of any Material Adverse Change, as defined herein, of which Seller becomes aware in the condition or prospects of the Facilities including, without limitation, sending Buyer copies of all surveys and inspection reports of all governmental agencies received after the date hereof and prior to Closing, promptly following receipt thereof by the Seller. For purposes of this Agreement, a “Material Adverse Change” shall mean: (i) after the expiration of the Due Diligence Period, a decrease in the adjusted rolling twelve (12) month EBITDAR to less than One Million Six Hundred Four Thousand Eighty and 00/100 Dollars ($1,604,080.00), cumulatively, or (ii) loss of licensure, or (iii) loss of Medicaid participation, or (iv) any adverse action by a governmental agency which, with the passage of time, would reasonably be expected to materially affect in a negative manner licensure at any Facility, or any adverse action in any Facility which would reasonably be expected to materially affect in a negative manner such Facility’s participation or eligibility to participate in any Medicare, Medicaid, or other Payor program, unless appropriate corrective action has been taken by the Seller, in the ordinary course of business, or (v) failure to settle with the appropriate governmental authority, or to satisfy on or before the Closing (either directly with such governmental authority or by funds escrowed by Seller for such purposes) all claims for reimbursements, recoupments, taxes, fines or penalties which may be due to any governmental authority having jurisdiction over any Facility, or (vi) the occurrence of a title or survey defect occurring after the date of this Agreement which would reasonably be expected to adversely affect the ability of Buyer to operate an assisted living and/or memory care facility at its respective Facility or to obtain financing for such Facility, or (vii) the commencement of any third party litigation which interferes with Seller’s ability to close the transactions contemplated by this Agreement, or (viii) any damage, destruction or condemnation affecting any Facility in which the estimate of damage exceeds $100,000 per Facility and such damage or destruction has not been repaired, or Buyer as not otherwise waived such condition prior to Closing. In the event of any occurrence described in clause (iv) above, Seller shall deliver a copy of the Plan of Correction or otherwise notify Buyer in writing of the planned action, and such Plan of Correction or other corrective action which has been approved by the applicable regulatory agency or agencies.

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(xiii)       Seller agrees to remedy any compliance deficiency cited in any written notice from, or in any settlement agreement or other Plan of Correction or other agreement with, any state or federal governmental body, or in the event of state or federal proceedings against Seller or any Facility, or receipt by any Seller of such notice prior to the Closing Date, of any condition which would affect the truth or accuracy of any representations or warranties set forth in this Agreement by Seller; provided, however, in the event a physical plant deficiency is cited which Seller has insufficient time to remedy before the Closing Date, in accordance with the approval of the appropriate state or federal agency, then the same shall be deemed remedied when the costs of correcting said deficiency (based upon reasonable estimates from established vendors selected by Seller and Buyer and approved by Seller and by Buyer, in its sole and absolute discretion) shall be held back in the Escrow at the Closing and not released to Seller until such deficiency is corrected by Seller; and, provided further, a non-physical plant deficiency which cannot be remedied prior to the Closing, in accordance with the approval of the appropriate state or federal agency, will be deemed to be remedied for purposes of this Section if such Seller develops a Plan of Correction addressing the deficiency(ies) and such Plan of Correction is approved by the applicable State agency. Seller shall use its best efforts to remedy any such deficiency subsequent to the Closing which is to be remedied as a result of a Plan of Correction filed by Seller prior to the Closing, and Buyer shall cooperate with such efforts by Seller; provided, Seller shall bear the costs associated with meeting the standard of compliance. In the event any such Plan of Correction agreed to by Seller prior to the Closing is not approved by the applicable State agency subsequent to Closing, Seller shall amend the Plan of Correction in such a manner that is necessary to obtain acceptance by the State of the amended Plan of Correction as soon as practicable after submittal. Notwithstanding any other provision of this Agreement, the obligation of Seller pursuant to this Subsection 10(a)(xiii) shall survive the Closing for such period of time as is necessary to remedy such deficiency.

(xiv)      Seller shall, at its cost and on or before Closing, obtain payoffs or other lender documentation required to obtain timely releases of financing statements and tax and judgment liens affecting or relating to each Facility which have been filed or recorded in the State with the Office of the Secretary of State and the appropriate County Recorder’s Office.

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(xv)       Seller shall promptly comply with any notices of violations received relating to each Facility and shall deliver to Buyer a copy of any such notice received and evidence of compliance with such notice.

(xvi)       Seller shall complete those Critical Repairs Seller has agreed to complete in accordance with Section 6(f) of this Agreement.

(b)         Closing. On or before the Closing Date, Seller shall deliver the following documents to Escrow Agent relating to the Facilities (“Closing Documents”):

(i)          One (1) original executed Deed for each Facility, in recordable form;

(ii)         Two (2) original executed counterparts of the bill of sale for the Personal Property (“Bill of Sale”), and an assignment of Seller’s interest in the Intangibles (“Assignment of Intangible Property”);

(iii)        One (1) original of the executed Repair Completion Notice for each Facility, as applicable, to the extent not previously delivered to Buyer.

(iv)        One (1) original executed certificate executed by Seller confirming that Seller’s representations and warranties continue to be true and correct in all material respects, or stating how such representations and warranties are no longer true and correct (“Seller’s Confirmation”);

(v)         All contractor’s and manufacturer’s guaranties and warranties, if any, in Seller’s possession relating to each Facility (collectively, the “Warranties”), which delivery will be made by leaving such materials at the Facility; and

(vi)        Two (2) original executed counterparts of each of the FIRPTA Certificate, escrow agreements and other documents required by the Title Company in connection with the transactions contemplated by this Agreement (collectively, the “Title Company Documents”).

11.         Covenants of Buyer. Buyer hereby covenants as follows:

(a)           Pre-Closing. Between the date hereof and the Closing Date, except as contemplated by this Agreement or with the consent of Seller, Buyer agrees that Buyer shall not take any action inconsistent with its obligations under this Agreement or which could hinder or delay the consummation of the transaction contemplated by this Agreement. Between the date hereof and the Closing Date, Buyer agrees that Buyer shall not (i) make any commitments to any governmental authority, (ii) enter into any agreement or contract with any governmental authority or third parties, or (iii) alter, amend, terminate or purport to terminate in any way any governmental approval or permit affecting the Real Property, Personal Property or Facility, which would be binding upon Seller, any Real Property Owner, the Facility or Personal Property after any termination of this Agreement.

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(b)          Closing. On or before the Closing Date, Buyer shall deposit the following with Escrow Agent:

(i)          The Purchase Price in accordance with the requirements of this Agreement;

(ii)         Two (2) original executed counterparts of the Assignment of Intangibles;

(iii)        One (1) original executed certificate executed by Buyer confirming that Buyer’s representations and warranties continue to be true and correct in all material respects, or stating how such representations and warranties are no longer true and correct (“Buyer’s Confirmation”); and

(iv)        Two (2) original executed counterparts of each of the Title Company Documents requiring Buyer’s signature.

12.         Conditions to Closing.

(a)           Conditions to Buyer’s Obligations. All obligations of Buyer under this Agreement are subject to the reasonable satisfaction and fulfillment, prior to the Closing Date, of each of the following conditions. Any one or more of such conditions may be waived in writing by Buyer.

(i)           Seller’s Representations, Warranties and Covenants. Seller’s representations, warranties and covenants contained in this Agreement or in any certificate or document delivered in connection with this Agreement or the transactions contemplated herein, shall be true at the date hereof and as of the Closing Date as though such representations, warranties and covenants were then again made, except to the extent that Buyer has discovered, or Seller has provided Buyer with written notice (the “Supplemental Notice”) prior to Closing that Seller has just become aware, that a representation is untrue or inaccurate, and Buyer nevertheless elects not to terminate this Agreement at the expiration of the Due Diligence Period, or, if the Supplemental Notice is delivered after the Due Diligence Period, Buyer elects to proceed with closing the transaction despite such inaccuracy, whereupon Buyer will be deemed to have waived any right of recourse or damages against Seller resulting from such inaccuracy disclosed in the Supplemental Notice. Upon receipt of a Supplemental Notice from Seller after the expiration of the Due Diligence Period, Buyer shall have the right to (a) terminate this Agreement upon written notice to Seller within five (5) days after receipt of the Supplemental Notice, or (b) elect to proceed with closing the transaction as set forth in this Agreement. If Seller provides Buyer with a Supplemental Notice within ten (10) business days of Closing, then Buyer shall have the right, at its option and upon written notice to Seller, to extend the Closing Date for up to ten (10) business days in order to analyze and review the issues disclosed in the Supplemental Notice.

(ii)         Seller’s Performance. Seller shall have performed all of its obligations and covenants under this Agreement that are to be performed prior to or at Closing.

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(iii)        Damage and Condemnation. Prior to the Closing Date, no portion of any Facility shall have been damaged or destroyed by fire or other casualty where the estimate of damage to such Facility exceeds 10% of the Purchase Price allocated to such Facility, or proceedings be commenced or threatened to take or condemn any material part of the Real Property or improvements comprising a Facility by any public or quasi-public authority under the power of eminent domain. A proceeding shall be deemed to be “material” if such condemnation or taking (i) relates to the material taking or closing of any right of access to any Real Property or Facility, (ii) cause the Real Property or Facility to become non-conforming with then current legal requirements governing such Real Property or Facility, (iii) results in the loss of parking that is material to the operation of such Facility, or (iv) result in the loss of value in excess of 10% of the Purchase Price allocated to such Facility, in Buyer’s reasonable judgment. If such Facility shall have been so damaged or destroyed, Seller shall deliver prompt written notice of such condemnation, damage or destruction to Buyer. In the event Buyer waives this condition, by written notice to Seller within fifteen (15) business days of receipt of notice of such proceeding, and the Closing occurs, Seller shall assign to Buyer all its right to any insurance proceeds in connection therewith. If proceedings shall be so commenced or threatened to take or condemn the Real Property or the Facility or portion thereof prior to Closing, and if Buyer waives this condition and the Closing occurs, Seller shall pay or assign to Buyer all Seller’s right to the proceeds of any condemnation award in connection thereof.

(iv)        Absence of Litigation. No action or proceeding shall have been instituted, threatened or, in the reasonable opinion of Buyer, is likely to be instituted before any court or governmental body or authority the result of which could prevent or make illegal the acquisition by Buyer of any Facility, or the consummation of the transaction contemplated hereby, or which could materially and adversely affect any Facility or the business or prospects of any Facility.

(v)         Operations Transfer Agreement. Buyer’s operator and each Seller shall have entered into an operations transfer agreement (the “OTA”) in a form reasonably acceptable to Seller and Buyer’s operator, which form shall be delivered by Buyer to Seller within fourteen (14) days of the Effective Date and which OTA shall be agreed upon prior to the expiration of the Due Diligence Period..

(vi)        No Material Adverse Change. No Material Adverse Change shall have occurred in any Facility.

(vii)       Removal of Personal Property Liens. Seller shall have removed (or shall have sufficient payoff or other documents to remove such liens at Closing) all personal property liens which are related to the Facilities and the Facilities shall be free and clear of all liens, claims and encumbrances other than Permitted Exceptions.

(viii)      Title Insurance Policies. Title Company shall be prepared to issue the (i) Owners Title Insurance Policy for each Facility as of the Closing Date, with coverage in the amount of the allocable portion of the Purchase Price for such Facility, insuring Buyer as owner of such Facility subject only to the Permitted Exceptions, and (ii) ALTA Title Insurance Policy for each Facility as of the Closing Date, with coverage in the amount of the allocable portion of Buyer’s loan from Buyer’s lender (“Lender”), insuring Lender’s lien against each Facility subject only to such exceptions as may be approved by Lender, and with such endorsements as may be required by Lender.

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(ix)         Licensure; Use of Operations License. During the Due Diligence Period, the Buyer, Buyer’s operator and each Seller shall cooperate to arrange for the use of each Seller’s license by Buyer’s operator for each respective Facility, as applicable, while Buyer’s operator processes its license for each Facility. The parties acknowledge the possibility that certain licenses and/or permits (including Medicare and/or Medicaid program numbers) may not likely be obtained by Buyer prior to the Closing Date. At Closing and consistent with applicable law, Buyer’s operator shall have the right to operate under Seller’s license for each Facility, as applicable, for a period of sixty (60) days, while Buyer’s operator’s license and other applicable licensure is processing, provided that Buyer’s operator shall maintain such licenses and provider agreements in good standing and shall indemnify and hold Seller harmless on account of any liabilities as a result of Buyer’s operator’s use of such licenses and provider agreements and billing numbers pursuant to the OTA.

(b)         Conditions to Seller’s Obligations. All obligations of Seller under this Agreement are subject to the fulfillment, prior to the Closing Date, of each of the following conditions. Anyone or more of such conditions may be waived by Seller in writing.

(i)          Buyer’s Representations, Warranties and Covenants. Buyer’s representations, warranties and covenants contained in this Agreement or in any certificate or document delivered in connection with this Agreement or the transactions contemplated herein shall be true at the date hereof and as of the Closing Date as though such representations, warranties and covenants were then again made.

(ii)         Buyer’s Performance. Buyer shall have performed its obligations and covenants under this Agreement that are to be performed prior to or at Closing.

(iii)        Absence of Litigation. No action or proceeding shall have been instituted, threatened or, in the reasonable opinion of Seller, is likely to be instituted before any court or governmental body or authority the result of which could prevent or make illegal the acquisition by Buyer of any Facility, or the consummation of the transaction contemplated hereby, or which could materially and adversely affect any Facility or the business or prospects of any Facility.

(iv)        No Actions. There shall be no action pending or recommended by the appropriate state or federal agency to revoke, withdraw or suspend any license to operate any Facility or the certification of any Facility, or any action of any other type with regard to licensure or certification or with respect to any provider billing agreements necessary to operate any Facility.

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13.         Termination; Defaults.

(a)          Termination For Failure of Condition. Either party may terminate this Agreement for non-satisfaction or failure of a condition to the obligation of either party to consummate the transaction contemplated by this Agreement (including, without limitation, Buyer’s election to disapprove the condition of the title or Surveys pursuant to Section 14 herein), which such party fails to cure within five (5) days after receipt of written notice from the other party, unless such matter has been satisfied or waived by the date specified in this Agreement or by the Closing Date (as same may be extended by the parties to allow the parties to satisfy or waive conditions to close in the manner provided in this Agreement). In the event of such a termination, Escrow Agent shall promptly return (i) to Buyer, all funds of Buyer in its possession, including the Deposit and all interest accrued thereon, and (ii) to Seller and Buyer, all documents deposited by them respectively, which are then held by Escrow Agent. Thereafter, neither party shall have any continuing obligation or liability to the other party except for any such matters that expressly survive the Closing or termination of this Agreement, as provided herein. The provisions of this Section 13(a) are intended to apply only in the event of a failure of condition, as set forth herein, which is not the result of a default by either party, but which shall not apply in the event the non-terminating party is in default of its obligations under this Agreement.

(b)          Termination For Cause.

(i)           If the Agreement is terminated by Seller because Buyer fails to consummate the Closing as a result of a default by Buyer under this Agreement, which Buyer fails to cure within five (5) days after receipt of written notice from Seller, Seller’s sole and exclusive remedy prior to the Closing Date shall be to terminate this Agreement by giving written notice of termination to Buyer and Escrow Agent, whereupon (A) Escrow Agent shall promptly release to Seller the Deposit, and all interest accrued thereon, (B) Escrow Agent shall return to Buyer and Seller all documents deposited by them respectively, which are then held by Escrow Agent, (C) the parties shall be released and relieved of all obligations to each other under this Agreement, except for provisions that expressly survive termination as provided herein (including without limitation, indemnification provisions), (D) Buyer shall return to Seller all documents received by it during the course of its Due Diligence and (E) Buyer shall have no further right to purchase the Property or legal or equitable claims against Seller (except for any breach by Seller of provisions that survive termination) and/or the Property. Buyer shall have no liability to Seller under any circumstances for any speculative, consequential or punitive damages. Without limiting the other provisions of this Agreement, Buyer acknowledges that the provisions of this Subsection are a material part of the consideration being given to Seller for entering into this Agreement and that Seller would be unwilling to enter into this Agreement in the absence of the provisions of this Subsection. The provisions of this Subsection shall survive any termination of this Agreement. With respect to any action by Seller against Buyer or by Buyer against Seller commenced after the Closing Date, Seller and Buyer expressly waive any right to any speculative, consequential, or punitive damages. The parties acknowledge and agree that Seller’s actual damages as a result of Buyer’s default would be difficult or impossible to ascertain and that the deliveries and payments provided for in this paragraph constitute reasonable compensation for its actual damages. Seller and Buyer acknowledge that they have read and understand the provisions of this Section 13(b)(i) and by their initials below agree to be bound by its terms.

/s/ JD	/s/ KE
Sellers’ Initials	Buyer’s Initials

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(ii)         Buyer shall have the right to terminate this Agreement in the event Seller defaults in the performance of its obligations under this Agreement after written notice to Seller and a failure to cure within five (5) days after receipt of written notice from Buyer. If this Agreement is terminated by Buyer because Seller has defaulted in the performance of its obligations under this Agreement, Buyer’s sole and exclusive remedies prior to the Closing Date shall be either: (A) to terminate this Agreement by giving written notice of termination to Seller and Escrow Agent and pursue any and all remedies for Buyer’s actual third-party out-of-pocket costs (including attorneys’ fees and court costs) not to exceed Fifty Thousand Dollars ($50,000)), attributable to the termination of this Agreement, excluding any speculative or punitive damages, whereupon (i) Escrow Agent shall promptly return to Buyer the Deposit, and all interest accrued thereon, and (ii) Escrow Agent shall return to Seller and Buyer all documents deposited by them respectively, which are then held by Escrow Agent, or (B) to pursue the remedy of specific performance of Seller’s obligation to perform its obligations under this Agreement. Seller shall have no liability to Buyer under any circumstances for any speculative, consequential or punitive damages. Without limiting the other provisions of this Agreement, Seller acknowledges that the provisions of this Subsection are a material part of the consideration being given to Buyer for entering into this Agreement and that Buyer would be unwilling to enter into this Agreement in the absence of the provisions of this Subsection. The provisions of this Subsection shall survive any termination of this Agreement. With respect to any action by Buyer against Seller or by Seller against Buyer commenced after the Closing Date, Buyer and Seller expressly waive any right to any speculative, consequential, punitive or special damages including, without limitation, lost profits. Seller and Buyer acknowledge that they have read and understand the provisions of this Section 13(b)(ii) and by their initials below agree to be bound by its terms. Notwithstanding the foregoing, this Section 13(b)(ii) will not limit Buyer’s right to receive reimbursement of attorneys’ fees or costs, or waive or affect Seller’s indemnity obligations and Buyer’s rights to those indemnity obligations expressly set forth in this Agreement.

/s/ JD	/s/ KE
Sellers’ Initials	Buyer’s Initials

(c)           General. In the event a party elects to terminate this Agreement such party shall deliver written notice of termination to the other party.

14.         Surveys and PTR.

(a)           Buyer has previously obtained a preliminary title report (the “PTR”) covering the Real Property and each Facility dated prior to the date of this Agreement, together with legible copies of any and all instruments referred to in the PTR as constituting exceptions to title of the Real Property (the “Title Documents”).

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(b)           Seller shall have delivered to Buyer a copy of the existing surveys, if any, in Seller’s possession for each Facility (“Surveys”) in accordance with Section 10(a)(v) herein. Buyer shall be responsible for obtaining an update of the Surveys or new Surveys, at Buyer’s sole cost (“New Surveys”). On or before five (5) business days prior to the expiration of the Due Diligence Period, Buyer shall notify Seller and the Title Company (“Buyer’s Title Notice”) of any objections which Buyer may have to the PTR and/or Surveys. If Buyer objects to any matters (other than the Permitted Exceptions, as defined herein) which, in Buyer’s determination, might adversely affect the ability of Buyer to operate any of the Facilities, Seller shall use its reasonable business efforts to cure same, but shall not be obligated to cure matters other than to obtain the release (at Closing) of the existing mortgage and other monetary liens caused by Seller which may be released by payment of the mortgage payoff or lien amount from Seller’s Closing proceeds (collectively, “Monetary Liens”). If Seller delivers notice to Buyer (“Seller’s Title Notice”) on or before the expiration of the Due Diligence Period that Seller is willing to remove any exceptions objected to by Buyer, then Seller shall be obligated to remove such exceptions on or prior to the Closing and such exceptions shall not be Permitted Exceptions. If Seller does not provide Buyer with Seller’s Title Notice or Seller’s Title Notice does not provide for Seller’s agreement to remove all exceptions objected to by Buyer, then Buyer shall have the right, by delivery of written notice to Seller, to; (i) terminate this Agreement prior to the expiration of the Due Diligence Period, or; (ii) waive Buyer’s objection to any exceptions Seller has not agreed to remove with such exceptions becoming Permitted Exceptions upon Buyer waiving its due diligence contingency. Buyer shall, promptly following the execution of this Agreement, commence to use its best efforts to obtain the New Surveys as soon as practicable. Notwithstanding the foregoing provisions of this Section 14(b), Buyer shall have the right to object, promptly upon learning of any such new matters during the Due Diligence Period, to any matters raised in the New Surveys which were not addressed in the Surveys, and the parties shall cooperate with the Title Company, during the Due Diligence Period and as promptly as possible following the delivery of Buyer’s objections to such new matters in the New Surveys, to resolve any such matters to Buyer’s satisfaction. The Due Diligence Period shall not be extended for resolution of any such matters in the New Surveys.

15.         Cooperation. Following the execution of this Agreement, Buyer and Seller agree that if any event should occur, either within or without the knowledge or control of Buyer or Seller, which would prevent fulfillment of the conditions to the obligations of any party hereto to consummate the transaction contemplated by this Agreement, each such party shall use reasonably commercial efforts to cure or to cause the cure of the same as expeditiously as possible. In addition, each party shall cooperate fully with each other in preparing, filing, prosecuting, and taking any other actions with respect to, any applications, requests, or actions which are or may be reasonable and necessary to obtain the consent of any governmental instrumentality or any third party or to accomplish the transaction contemplated by this Agreement.

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16.         Indemnification.

(a)           Indemnification Provisions.

(i)           Subject to the limitation on damages contained in Section 13(b)(ii) and Section 16(g) hereof, Seller hereby agrees to indemnify, protect, defend and hold harmless Buyer and its officers, directors members shareholders tenants, successors and assigns harmless from and against any and all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies (including interest, penalties and reasonable attorneys’ fees, costs and expenses) which any of them may suffer as a result of: (A) any material breach of or material inaccuracy in the representations and warranties, or breach, non-fulfillment or default in the performance of any of the conditions, covenants and agreements, of Seller contained in this Agreement or in any certificate or document delivered by Seller pursuant to any of the provisions of this Agreement, unless Seller cures such matter in the manner provided in Section 8(p) herein or (B) the failure to discharge any federal, state or local tax liability, or to pay any other assessments, recoupments, claims, fines, penalties or other amounts or liabilities accrued or payable with respect to any activities of Seller prior to the Closing Date (whether brought before or after the Closing Date) that would be binding on Buyer or the Facilities after Closing, or (C) any obligation which is expressly the responsibility of Seller under this Agreement, or (D) any amounts required to cure citation violations issued by any state or federal health or human services authority on any Facility relating to any period prior to the Closing Date (whether brought before or after the Closing Dates that would be binding on Buyer or the Facilities after Closing), or (E) any claim by any employee of Seller relating to any period of employment prior to the Closing Date (whether brought before or after the Closing Date), or (F) the existence against the Real Property of any mechanic’s or materialmen’s claims resulting from the action or inaction of Seller or anyone acting under authority of Seller, or (G) any other cost, claim or liability arising out of or relating to events (other than as a result of the actions of Buyer or Buyer’s Consultants) or Seller’s ownership, operation or use of any Facility prior to the Closing Date. Any amount due under the aforesaid indemnity shall be due and payable by Seller within thirty (30) days after demand thereof. Seller shall have the right to contest any such claims, liabilities or obligations as provided herein.

(ii)         Subject to the limitation on damages contained in Section 13(b)(i) and Section 16(g), Buyer hereby agrees to indemnify, protect, defend and hold harmless Seller and its officers, directors, members, shareholders and tenants harmless from and against any and all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies (including interest, penalties and reasonable attorneys’ fees, costs and expenses) which any of them may suffer as a result of: (A) any material breach of or material inaccuracy in the representations and warranties, or breach, non-fulfillment or default in the performance of any of the conditions, covenants and agreements, of Buyer contained in this Agreement or in any certificate or document delivered by Buyer pursuant to any of the provisions of this Agreement, unless Buyer cures such matter in the manner provided in Section 8(p) herein, or (B) the existence against the Real Property of any mechanic’s or materialmen’s claims arising from actions of Buyer or Buyer’s Consultants prior to the Closing, (C) any obligation which is expressly the responsibility of Buyer under this Agreement. or (D) any other cost, claim or liability arising out of or relating to events (other than as a result of the actions of Seller) or Buyer’s ownership, operation or use of any Facility from and after the Closing Date. Any amount due under the aforesaid indemnity shall be due and payable by Buyer within thirty (30) days after demand therefor. Buyer shall have the right to contest any such claims, liabilities or obligations as provided herein or any other cost, claim or liability arising out of or relating to events or Buyer’s ownership, operation or use of the Facilities after the Closing Date.

(iii)        The parties intend that all indemnification claims be made as promptly as practicable by the party seeking indemnification (the “Indemnified Party”). Whenever any claim shall arise for indemnification hereunder, the Indemnifying Party shall promptly notify the party from whom indemnification is sought (the “Indemnitor”) of the claim, and the facts constituting the basis for such claim (the “Indemnification Claim”). Failure to notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent the defense of such action is materially and irrevocably prejudiced by the Indemnified Party’s failure to give such notice.

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(iv)        An Indemnitor shall have the right to defend against an Indemnification Claim, with counsel of its choice reasonably satisfactory to the Indemnified Party, if (a) within fifteen (15) days following the receipt of notice of the Indemnification Claim the Indemnitor notifies the Indemnified Party in writing that the Indemnitor will indemnify the Indemnified Party from and against the entirety of any damages the Indemnified Party may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (b) the Indemnitor provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnitor will have the financial resources to defend against the Indemnification Claim and pay, in cash, all damages the Indemnified Party may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (c) the Indemnification Claim involves only money damages and does not seek an injunction or other equitable relief, (d) settlement of, or an adverse judgment with respect to, the Indemnification Claim is not in the good faith judgment of the Indemnified Party likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (e) the Indemnitor continuously conducts the defense of the Indemnification Claim actively and diligently.

(v)         So long as the Indemnitor is conducting the defense of the Indemnification Claim in accordance with Section 16(a)(iv), then (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Indemnification Claim, (B) the Indemnified Party shall not consent to the entry of any material order or finalization of any tentative settlement, the only condition of which is the consent of the Indemnified Party thereto, with respect to the Indemnification Claim without the prior written consent of the Indemnitor (not to be withheld unreasonably), and (C) the Indemnitor will not consent to the entry of any material order or finalization of any tentative settlement, the only condition of which is the consent of the Indemnified Party thereto, with respect to the Indemnification Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed, provided that it will not be deemed to be unreasonable for an Indemnified Party to withhold its consent with respect to (i) any breach of any law, order or permit, (ii) any violation of the rights of any person, or (iii) any matter which Indemnified Party believes could have a material adverse effect on any other actions to which the Indemnified Party or its Affiliates are party or to which Indemnified Party has a good faith belief it may become party.

(vi)        Each party hereby consents to the non-exclusive jurisdiction of any governmental body, arbitrator, or mediator in which an action is brought against any Indemnified Party for purposes of any Indemnification Claim that an Indemnified Party may have under this Agreement with respect to such action or the matters alleged therein, and agrees that process may be served on such party with respect to such claim anywhere in the world, provided however, that any venue relating to any claim or proceeding arising out of this Agreement or any other agreement between Sellers and Buyer shall be the State and the laws of the State of Wisconsin shall apply.

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(b)           Insurance Proceeds. In determining the amount of damages for which either party is entitled to assert an Indemnification Claim, the amount of any such claims or damages shall be determined after deducting therefrom the amount of any insurance proceeds or other third party recoveries received by such other party in respect of such damages. If an indemnification payment is received by the Indemnified Party in respect of any damages and the Indemnified Party later receives insurance proceeds or other third party recoveries in respect of such damages, the Indemnified Party shall immediately pay to the Indemnifying Party a sum equal to the lesser of the actual amount of net insurance proceeds or other third party recoveries (remaining after recovery costs and expenses) or the actual amount of the indemnification payment previously paid by or on behalf of the Indemnified Party.

(c)           No Incidental, Consequential and Certain Other Damages. An Indemnitor shall not be liable to an Indemnified Party for incidental, consequential, enhanced, punitive or special damages unless such damages are included in a third-party claim and such Indemnified Party is liable to the third party claimant for such damages.

(d)           Indemnification if Negligence of Indemnity; No Waiver of Rights or Remedies.

Each Indemnified Party’s rights and remedies set forth in this Agreement shall survive the Closing or other termination of this Agreement, shall not be deemed waived by such Indemnified Party’s consummation of the Closing of the sale transactions (unless the Indemnified Party has knowledge of the existence of an Indemnification Claim at Closing and decides to proceed with Closing) and will be effective regardless of any inspection or investigation conducted by or on behalf of such Indemnified Party or by its directors, officers, employees, or representatives or at any time (unless such inspection or investigation reveals the existence of an Indemnified Claim and such party proceeds with Closing), whether before or after the Closing Date.

(e)           Other Indemnification Provisions. A claim for any matter not involving a third party may be asserted by notice to the Party from whom indemnification is sought.

(f)           Dispute Resolution. Any dispute arising out of or relating to claims for indemnification pursuant to this Article 16 or any other dispute hereunder, shall be resolved in accordance with the procedures specified herein, which shall be the sole and exclusive procedure for the resolution of any such disputes.

(g)           Limitation of Liability. In no event shall the aggregate liability for indemnification claims paid by the Seller hereunder exceed One Million and 00/100 Dollars ($1,000,000.00) (the “Seller Cap”), provided, however, that under no circumstances shall the Seller Cap apply to any loss, damage and/or claims arising out of or based upon the fraud of Seller. Buyer shall not be entitled to recover hereunder until the sooner to occur of; (a) the end of a quarter; or (b) the amount of the indemnification claim that Buyer is seeking to recover against Seller exceeds Twenty-Five Thousand and 00/100 Dollars ($25,000.00) (the “Basket”). In no event shall the aggregate liability for indemnification claims paid by Buyer hereunder exceed One Million and 00/100 Dollars ($1,000,000.00) (the “Buyer Cap”), provided, however, that under no circumstances shall the Buyer Cap apply to any loss, damage and/or claims arising out of or based upon the fraud of Buyer. Seller shall not be entitled to recover hereunder until the sooner to occur of; (a) the end of a quarter; or (b) the amount of the indemnification claim that Seller is seeking to recover against Buyer exceeds the Basket.

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17.         Notices. Any notice, request for consent or approval, election or other communication provided for or required by this Agreement shall be in writing and shall be delivered by hand, by air courier service, postage prepaid (certified with return receipt requested), fax transmission or electronic transmission followed by delivery of the hard copy of such communication by air courier service or mail as aforesaid, addressed to the person to whom such notice is intended to be given at such address as such person may have previously furnished in writing to the such party’s last known address. Notwithstanding the foregoing, Buyer’s Title Notice and Seller’s Title Notice may be delivered by electronic mail without the need to send a hard copy of such transmission. Until receipt of written notice to the contrary, the parties’ addresses for notices shall be:

To Buyer:
Summit Healthcare REIT, Inc. 2 South Pointe Drive, Suite 100 Lake Forest, CA 92630 Attention: Peter Elwell Phone: (949) 535-1929 Email: pelwell@summithealthcarereit.com
With a Copy to:
Seubert French Frimel & Warner LLP 1075 Curtis Street Menlo Park, CA 94025 Attention: Rachel Rosati Warner Phone: (650) 322-2919 Email: rachel@sffwlaw.com

To Seller:	Cambridge Investment and Finance Company, LLC 125 South Wacker Drive, Suite 1800 Chicago, Illinois 60606 Attn: Jeffrey A. Davis, President jeffrey_davis@cambridgecap.com

With a Copy to:	Arnstein & Lehr LLP 120 S. Riverside Plaza, Suite 1200 Chicago, Illinois 60606 Attn: Roy L. Bernstein Email: rlbernstein@arnstein.com

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18.         Sole Agreement. This Agreement constitutes the entire understanding between the parties with respect to the transactions contemplated herein, and all prior or contemporaneous oral agreements, understandings representations and statement, and all prior written agreements, understandings, letters of intent and proposals are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

19.         Assignment; Successors. Neither party shall assign this Agreement without the prior written consent of the other; provided, however, Buyer may assign all of its rights, title, liability, interest and obligation pursuant to this Agreement to one or more entities owned, controlled by or under common control with Buyer. Subject to the limitations on assignment set forth above, all the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the heirs, successors and assigns of the parties hereto.

20.         Severability. Should any one or more of the provisions of this Agreement be determined to be invalid, unlawful or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby and each such provision shall be valid and remain in full force and effect.

21.         Risk of Loss.

21.1 Minor Damage. In the event of loss or damage to the Property or any portion thereof which is not a Major Loss (as hereinafter defined), this Agreement shall remain in full force and effect provided Seller performs any necessary repairs or, at Seller's option, assigns to Buyer all of Seller's right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the Property in question. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the Closing Date shall be extended for a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Buyer, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller's insurance policy payable with respect to the Claim at the Property. Upon Closing, full risk of loss with respect to the Property shall pass to Buyer.

22.2 Major Damage. In the event of a Major Loss, either Seller or Buyer may terminate this Agreement by written notice to the other party, in which event the Deposit(s) shall be returned to Buyer. If neither Seller nor Buyer elects to terminate this Agreement within ten (10) business days after Seller sends Buyer written notice of the occurrence of the Major Loss, then Seller and Buyer shall be deemed to have elected to proceed with Closing, in which event Seller shall, at Seller's option, either (i) perform the necessary repairs, or (ii) assign to Buyer all of Seller's right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the Closing Date shall be extended for a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Buyer, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller's insurance policy. Upon Closing, full risk of loss with respect to the Property shall pass to Buyer.

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21.3 Definition of "Major Loss". For purposes of Sections 20.1 and 20.2, "Major Loss" shall mean: (i) loss or damage to the Property or any portion thereof such that the cost of repairing or restoring the applicable Property to a condition substantially identical to that of the Property in question prior to the event of damage would be, in the opinion of a contractor selected by Seller and reasonably approved by Buyer, equal to or greater than 10% of the allocated Purchase Price for such Property, and (ii) any loss due to a condemnation which permanently and materially impairs the current use of the Property.

22.          Holidays. If any date herein set forth for the performance of any obligations by Seller or Buyer or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State for observance thereof.

23.         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall be deemed to constitute one and the same instrument. Facsimile signature pages or electronically transmitted signature pages shall constitute original counterparts for all purposes.

24. Covenant Not to Compete; Non-Solicitation of Employees. For a period of three (3) years following the Closing Date, each Seller, and the principals of each Seller agrees (i) not to own (directly or indirectly), manage, lease or operate a long term skilled nursing facility which is located within a twenty-five (25) mile radius of each Facility, and (ii) not to solicit the transfer of patients or residents of any of the Facilities to any long term skilled nursing facility which is managed, leased or operated by any entity owned and/or controlled by any of the Seller entities or such individual within a twenty-five (25) mile radius of each Facility.

25.         Tax-Deferred Exchange. Buyer and Seller agree that, at either Buyer's or Seller's sole election, this transaction shall be structured as an exchange of like-kind properties under Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations and proposed regulations thereunder. The parties agree that if either wishes to make such election, it must do so prior to the Closing Date. If either so elects, the other party shall reasonably cooperate (at no cost to such party), provided any such exchange is consummated pursuant to an agreement that is mutually acceptable to Buyer and Seller and which shall be executed and delivered on or before the Closing Date. The electing party shall in all events be responsible for all costs and expenses related to the Section 1031 exchange and shall fully indemnify, defend and hold the other party harmless from and against any and all liability, claims, damages, expenses (including reasonable attorneys' and paralegal fees and reasonable attorneys' and paralegal fees on appeal), proceedings and causes of action of any kind or nature whatsoever arising out of, connected with or in any manner related to such 1031 exchange that would not have been incurred by the non-electing party if the transaction were a purchase for cash. The provisions of the immediately preceding sentence shall survive closing and the transfer of title to subject Property to Buyer. Notwithstanding anything to the contrary contained in this paragraph, any such Section 1031 exchange shall be consummated through the use of a facilitator or intermediary so that Buyer shall in no event be requested or required to acquire title to any property other than the Property.

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26.         Exhibits and Schedules. To the extent that one or more Exhibits or Schedules are not attached to this Agreement at the time this Agreement is executed, Seller and Buyer agree that this Agreement is not rendered unenforceable by reason of such fact. Seller shall provide such exhibits to Buyer within five (5) business days after the Effective Date in order to allow the parties to agree upon such Exhibits and Schedules and to afford Buyer adequate time in which to complete its due diligence review prior to the expiration of the Due Diligence Period.

27.         Prevailing Party. Subject to the limitations as otherwise set forth in this Agreement, if an action shall be brought on account of any breach of or to enforce or interpret any of the terms, covenants or conditions of this Agreement, the prevailing party shall be entitled to recover from the other party, as part of the prevailing party’s costs, reasonable attorney’s fees, the amount of which shall be fixed by the court and shall be made a part of any judgment rendered.

28.         Entire Property. Notwithstanding any provision of this Agreement, in no event shall Seller be required to sell to Buyer, or Buyer be required to purchase from Seller, any portion of the Property that is less than all of the Property; and no provision allowing a party to elect to terminate this Agreement shall allow such party to terminate this Agreement with respect to less than all of the Property.

29.         Time is of the Essence. Time is of the essence of this Agreement.

30.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State.

[Signatures on Following Pages]

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement by parties legally entitled to do so as of the day and year first set forth above.

“SELLER”:

WISCONSIN CAROLINA MANOR INVESTORS, LLC, a Illinois limited liability company		CAROLINA MANOR ASSISTED LIVING OF APPLETON, LLC, a Illinois limited liability company

By:	/s/ Jeffrey A. Davis	By:	/s/ Jeffrey A. Davis
Name:	Jeffrey A. Davis	Name:	Jeffrey A. Davis
Its:	Manager	Its:	Manager

WISCONSIN CARRINGTON MANOR INVESTORS, LLC, a Illinois limited liability company		CARRINGTON MANOR ASSISTED LIVING OF GREENBAY, LLC, a Illinois limited liability company

By:	/s/ Jeffrey A. Davis	By:	/s/ Jeffrey A. Davis
Name:	Jeffrey A. Davis	Name:	Jeffrey A. Davis
Its:	Manager	Its:	Manager

WISCONSIN MARLA VISTA MANOR INVESTORS, LLC, a Illinois limited liability company		MARLA VISTA MANOR ASSISTED LIVING OF GREENBAY, LLC, a Illinois limited liability company

By:	/s/ Jeffrey A. Davis	By:	/s/ Jeffrey A. Davis
Name:	Jeffrey A. Davis	Name:	Jeffrey A. Davis
Its:	Manager	Its:	Manager

WISCONSIN LANCASTER MANOR INVESTORS, LLC, a Illinois limited liability company		LANCASTER MANOR ASSISTED LIVING OF GREENBAY, LLC, a Illinois limited liability company

By:	/s/ Jeffrey A. Davis	By:	/s/ Jeffrey A. Davis
Name:	Jeffrey A. Davis	Name:	Jeffrey A. Davis
Its:	Manager	Its:	Manager

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“BUYER”:

SUMMIT HEALTHCARE REIT, INC., a Maryland corporation

By:	/s/ Kent Eikanas
Kent Eikanas
President

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LIST OF EXHIBITS

INTENTIONALLY OMITTED

LIST OF SCHEDULES

INTENTIONALLY OMITTED